Exhibit 10.3.2

CONAGRA BRANDS, INC.
DIRECTORS' DEFERRED COMPENSATION PLAN
(2018 Restatement)
Conagra Brands, Inc. (the "Company") established and hereby amends and restates the Conagra Brands, Inc., Directors' Deferred Compensation Plan (the “Plan”) to have the following terms and conditions, effective as of May 1, 2018, except as otherwise noted herein.
1. Deferrals. A director may defer all or a portion of his or her fees earned during a year and subsequent years by filing an approved election with the Company. Such election must be received by the Company by December 31st of the prior year and will remain in effect until changed. Any election to change the director's rate of deferral will be effective with respect to fees earned on and after the January 1 following receipt of the election by the Company. Any person elected to the Company's Board of Directors (the “Board”) who is not a director on the preceding December 31st may, to the extent permitted by Internal Revenue Code ("Code") Section 409A and the regulations and guidance issued thereunder (including, but not limited to, the plan aggregation rules under Treasury Regulation Section 1.409A-1(c)(2)), elect within thirty (30) days after his or her term begins to defer all or part of his or her fees earned after such election is received by the Company. Each deferral election shall be irrevocable on the deadline for making the election. A director who has deferred an amount under the Plan shall be a "Participant" until such director's interest in the Plan has been paid in full. All references to the Code or Treasury Regulations are intended to refer to any successor provision that applies in a manner that is substantially similar to the intended application of referenced provision.
2. Accounts and Investments.
    2.1    Deferral of Cash Fees and Stock Fees. Deferrals of fees that would otherwise have been paid in cash ("Cash Fees") shall be credited to the Interest Bearing Account, unless and until the Company receives an election from the director to credit future deferrals of Cash Fees to the Conagra Brands Common Stock Account ("Stock Account") or to any other hypothetical investments permitted by the Conagra Brands Employee Benefits Investment Committee (the “Investment Committee”), which shall be credited to the "Other Investments Account". A Participant's Interest Bearing, Stock and Other Investments Accounts shall be referred to as the Participant's "Accounts." Such election shall be subject to any limitations imposed by laws, regulations or the Company. Deferrals of fees that would otherwise have been paid in Company Stock ("Stock Fees") shall be credited to the Stock Account.
    2.2    Hypothetical Investments. Amounts credited to the director's Stock Account shall be a book entry by the Company payable in shares of Conagra Brands Common Stock as provided in the Plan. If a director has elected to defer Cash Fees in the form of Conagra Brands Common Stock, a book entry in the amount of the number of full and fractional shares to be credited to the Stock Account for each calendar quarter shall be determined based on the closing price of Conagra Brands Common Stock as reported on the New York Stock Exchange for the trading day preceding or coincident with the date Cash Fees are paid. Dividend equivalents on shares shall be credited by book entry to a director's Stock Account at the time payable to other shareholders in the form of full and fractional shares of Conagra Brands Common Stock.
The Interest-Bearing Account shall be credited on the first day of each month with interest on the balance held in the fund for the prior period. The rate of interest to be credited shall be based on the Federal prime rate of interest at the end of the previous calendar year, compounded monthly.
The Other Investments Account shall be credited with earnings and losses at the intervals and in the manner determined by the Investment Committee in its discretion. All Accounts shall be maintained as an accounting record of the Company's obligation pursuant to the Plan, and will not represent an interest of any Participant in any asset. The Plan is unfunded and payable solely from the general assets of the Company. The Participants shall be unsecured creditors of the company with respect to their interests in the Plan.
    2.3    Transfers Between Hypothetical Investments. Once per calendar year on the date or dates permitted by the Company, the director may elect to transfer all or a portion of the director's Interest-Bearing Account or Other Investments Account to the director's Stock Account (but not vice versa), subject to any limitations imposed by laws, regulations or the Company, and such transfer shall be effective as of the date specified by the Company. All such elections must be made during the Company's insider trading "windows." The Investment Committee will determine the rules for transfers between and among the Interest-Bearing and Other Investments Accounts.
    2.4    Participant Statements. The Company shall, at least annually, make available to each director participating in the Plan a statement of his or her total interest in the Plan.
3. Distributions.
    3.1    Active Participant Payment Election. A Participant may, to the extent permitted by Code Section 409A and the regulations and guidance issued thereunder (including, but not limited to, the plan aggregation rules under Treasury Regulation Section 1.409A-1(c)(2)), elect to receive payment of amounts credited to his or her Accounts, as follows, and the Conagra Brands Employee Benefits Administrative Committee (the “Administrative Committee”) may permit Participants to divide their Plan interests into sub-accounts for purposes of specifying time and form of payment for each sub‑account by the deadline set forth in the Plan:
    (1)    payment shall be made or commence: (i) during the January that next follows the Participant's "separation from service" as defined below, (ii) during January of a calendar year designated by the Participant, or (iii) the earlier of (i) or (ii); and
    (2)    payment shall be made in: (i) a lump sum, or (ii) annual or semi-annual installments over a period (up to ten years) timely elected by the Participant. Annual installments will be paid in January of each year. Semi-annual installments will be paid in January and July of each year.
    3.2    Election Deadline. Any election of time or form of payment must be received by the Company by, to the extent permitted by Code Section 409A and the regulations and guidance issued thereunder (including, but not limited to, the plan aggregation rules under Treasury Regulation Section 1.409A-1(c)(2)), the date the director's first election to defer fees under the Plan becomes irrevocable. An election of time and form of payment shall become irrevocable as of the deadline for making such election, except as specifically set forth in the Plan.
    3.3    Payments After an In-Service Distribution. If payment occurs while a director continues in service, deferrals may continue and the director may make a new election regarding time and form of payment, which must be received by December 31 of the year preceding the year during which the in‑service distribution is to occur. The new election will apply to deferrals made during and after the year during which the in-service distribution is to occur.
    3.4    Election to Delay Payment. In addition, a Participant may elect to delay (but not accelerate) payment if the following conditions are met:
    (i)    The new election may not take effect until at least twelve (12) months after the date on which the election is received by the Company.
    (ii)    The new election must extend the deferral of the payment for a period of at least five (5) years.
    (iii)    The new election is received by the Company at least twelve (12) months before the scheduled payment of the deferred amount.
    3.5    Default Time and Form of Payment. If a Participant's election of a time and form of payment is not permitted or is not timely received, then payment shall be made in twenty (20) semi‑annual installments (each January and July) beginning in January of the year after the year during which the Participant separates from service. The amount of each installment shall be determined by dividing the sum of the Participant's Accounts that are being distributed by the number of installments remaining to be paid (including the installment being determined).
    3.6    Payment Following Death. If the Participant dies prior to the payment in full of all amounts due him or her under the Plan, the balance of the Accounts shall be payable to his or her designated beneficiary in a lump sum as soon as reasonably practical following death, but no later than ninety (90) days following the Participant's death. The beneficiary designation shall be revocable and must be made in a manner approved by the Company.
    3.7    Medium of Payment. Payment of the aggregate number of full shares credited by book entry to a director's Stock Account shall be made in shares of Common Stock. Payment of fractional shares credited by book entry to a director’s Stock Account shall be made in cash. Payment of the amount credited to the Interest-Bearing Account and Other Investments Account shall be made in cash.
    3.8    Separation from Service. For purposes of the Plan, "separation from service" means that the director ceases to be a director and it is not anticipated that the director will thereafter perform services for the Company or a "related company." For this purpose, services provided as an employee are disregarded if the Plan is not aggregated with any plan in which the director participates as an employee pursuant to Treasury Regulation Section 1.409A-1(c)(2)(ii). For purposes of the Plan, "related company" means (i) any corporation that is a member of a controlled group of corporations (as defined in Code Section 414(b) that includes that Company); and (ii) any trade or business (whether or not incorporated) that is under common control (as defined in Code Section 414(c)) with the Company (for purposes of applying Code Sections 414(b) and (c), twenty-five percent (25%) is substituted for the eighty percent (80%) ownership level).
    3.9    Six Month Wait for Specified Employees. Notwithstanding anything in the Plan to the contrary, if the Participant is a "specified employee" as defined in Code Section 409A(a)(2)(B)(i) and as determined by Treasury Regulation Section 1.409A-1(g) as of the date of a "separation from service," and if the Participant incurs a "separation from service" at the time he or she ceases to be a director, then payment of, or the commencement of the payment of, amounts due pursuant to Participant's "separation from service" will be delayed for six (6) months following the date of "separation from service," unless the Participant dies during the delay, in which case payment shall be made to the beneficiary in accordance with the death benefit provision above. Any delayed amounts will continue to be invested in accordance with the Plan. Any delayed amounts will be paid in a lump sum on the first business day following the six-month delay.
    3.10    De Minimis Cash Out. Notwithstanding anything herein to the contrary, in the event that the sum of a Participant's Accounts to be paid in a lump sum or installments is equal to or less than the applicable dollar amount under Code Section 402(g)(1)(B) ($18,500 for 2018), the Company may, in its sole discretion, pay the Participant's Accounts to the Participant in a single lump sum on the earlier of thirty (30) days after the date the Participant separates from service or the earliest date deferred amounts are scheduled to be paid, regardless of any existing election on the part of the Participant regarding time and form of payment, and provided that such payment represents the Participant's entire interest in the Plan and all other deferred compensation arrangements that are aggregated with the Plan under Treasury Regulation Section 1.409A-1(c)(2). The applicable dollar amount under Code Section 402(g)(1)(B) shall be the amount in effect for the calendar year during which payment pursuant to this paragraph may be made. The determination of whether the sum of the Accounts is equal to or less than the Code Section 402(g)(1)(B) amount is to be made on the earlier of the date the Participant separates from service or the earliest date on which payment of a deferred amount is scheduled to be paid.
    3.11    Unforeseeable Emergency Payment. A Participant may request that the Administrative Committee accelerate payment due to the occurrence of an "unforeseeable emergency" as defined, and to the extent permitted, by Treasury Regulation Section 1.409A-3(i)(3).
    3.12    Grace Period. A payment that is made during the Participant's taxable year that includes the month payment is due shall be treated as having been paid during such month. The     applicable dollar amount under Code Section 402(g)(1)(B) shall be the amount in effect for the calendar year during which payment pursuant to this paragraph may be made. The determination of whether the sum of the Accounts is equal to or less than the Code Section 402(g)(1)(B) amount is to be made on the earlier of the date the Participant ceases to be a director or the earliest date on which payment of a deferred amount is scheduled to be paid.
    4. Administration. The Administrative Committee shall be the Plan administrator and shall have full and exclusive power to administer and interpret the Plan in all of its details. For this purpose, the Administrative Committee's powers will include, but will not be limited to, the following authority, in addition to all other powers provided by the Plan:
    (i)    to make and enforce such rules and regulations as the Administrative Committee deems necessary or proper for the efficient administration of the Plan;
    (ii)    to interpret the Plan, the Administrative Committee's interpretations thereof in good faith to be final, conclusive and binding on all persons claiming benefits under the Plan;
    (iii)    to decide all questions concerning the Plan and the eligibility of any person to participate in the Plan and to receive benefits provided under the Plan;
    (iv)    to approve and authorize the payment of benefits;
    (v)    to appoint such agents, counsel, accountants and consultants as may be required to assist in administering the Plan; and
    (vi)    to allocate and delegate the Administrative Committee's fiduciary responsibilities under the Plan and to designate other person to carry out any of the Administrative Committee's fiduciary responsibilities under the Plan, any such allocation, delegation or designation to be in accordance with Section 405 of the Employee Retirement Income Security Act.
No Administrative Committee member shall be involved in a decision that only affects that member's benefit under the Plan, if any. The Administrative Committee may delegate any of its powers to any number of other persons. Administrative Committee determinations (or those of the Administrative Committee's delegate or agent) may be memorialized and reflected in communications and forms provided to Participants in lieu of Administrative Committee meeting minutes.
5. Rabbi Trust. The Company, by action of the Human Resources Committee of the Board (the “HR Committee”), may establish one or more "rabbi" trusts. Notwithstanding any other provisions of the Plan, the existence of any trust, or any authority granted by the Company to a Participant to change the investment of any rabbi trust or Company assets, the Plan shall be unfunded and the Participants in the Plan shall be no more than general, unsecured creditors of the Company with regard to benefits payable pursuant to the Plan. Any such trust(s) shall be subject to all the provisions of the Plan, shall be property of the Company until distributed, and shall be subject to the Company's general, unsecured creditors and judgment creditors. Any such trust(s) shall not be deemed to be collateral security for fulfilling any obligation of the Company to the Participants. Except to the extent otherwise determined or directed by the Board or HR Committee, the Company's policy related to deposits and withdrawals from any trust(s), and the terms of any trust(s), shall be determined by the Investment Committee.
6. Amendment and Termination. The Plan may be amended, suspended, terminated or modified by the Board at any time provided that such amendment, modification, suspension or termination shall not affect the obligation or schedule of the Company to pay to the Participants the amounts accrued or credited to said Accounts up to December 31st of the year in which said action is taken concerning the Plan by the Board and does not cause the Plan to violate Code Section 409A. Notwithstanding the preceding sentence, the Board delegated authority to the HR Committee, or a subcommittee thereof comprised of at least two members of the HR Committee, to consider and approve administrative and Code Section 409A required modifications to the Plan.
7. Notices. Unless notified to the contrary, all notices under the Plan shall be sent in writing to the Company by mailing to the "Office of the Secretary", Conagra Brands, Inc., 222 Merchandise Mart Plaza, Suite 1300, Chicago, Illinois 60654. All notices to the Participants shall be sent to the address that is their record addresses for notices as directors of the Company unless a Participant, by written notice, otherwise directs.
8. Code Section 409A Compliance. To the extent provisions of the Plan do not comply with Code Section 409A, the non-compliant provisions shall be interpreted and applied in the manner that complies with Code Section 409A and implements the intent of the Plan as closely as possible. By participating in the Plan, each Participant automatically releases the Company, its employees, the Board and each member of the Board (the "Released Properties") from any liability due to, and the Released Parties shall not in any way be liable for, any failure to follow the requirements of Code Section 409A or any guidance or regulations thereunder, unless such failure was the result of an action or failure to act that was undertaken by the Company in bad faith.
IN WITNESS WHEREOF, the Company has caused this amended and restated Plan to be executed on its behalf, by its officer duly authorized, this _____ day of ________________, 2018.

CONAGRA BRANDS, INC.

By: /s/ Ryan Egan
Vice President of Human Resources